QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.10

MERGER AGREEMENT

        Merger Agreement dated    •    , 2015 among Sprott Physical Silver Trust, Sprott Asset Management Silver Bid LP and Silver Bullion Trust.

        In consideration of the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1    Definitions

        In this Agreement, unless otherwise defined below, capitalized or other terms shall have the meanings given to them in the take-over bid circular of Sprott Asset Management Silver Bid LP dated May 27, 2015, as amended, if applicable (the "Circular"):

  "Closing Date" means the date specified as such in writing by Sprott Physical Silver Trust;

  "Closing Time" means the time specified as such in writing by Sprott Physical Silver Trust after the expiry of the Offer;

  "Contractual and Other Rights" has the meaning ascribed thereto in Section 2.1;

  "Payment Units" has the meaning ascribed thereto in Section 2.2;

  "SBT Assets" means all of the property, assets and undertakings of Silver Bullion Trust as at the Closing Time of whatsoever nature or kind, present and future, and wheresoever located, including, without limitation, any and all holdings of silver bullion, physical, certificated or otherwise, but excluding the Administration Agreement;

  "SBT Liabilities" means all of the liabilities and obligations of Silver Bullion Trust as at the Closing Time, but excluding the Administration Agreement;

  "SBT Trustees" means the individuals who are trustees of Silver Bullion Trust from time to time;

  "Sprott Trustees" means the individuals who are trustees of Sprott Physical Silver Trust from time to time; and

  "Tax Act" means the Income Tax Act (Canada).

ARTICLE 2

THE MERGER

Section 2.1    Purchase of SBT Assets and Assumption of SBT Liabilities

        Upon and subject to the terms and conditions set forth in this Agreement, at the Closing Time:

  (a)
  Silver Bullion Trust shall sell, assign, transfer, convey and deliver to Sprott Physical Silver Trust, and Sprott Physical Silver Trust shall purchase and accept from Silver Bullion Trust, all of the SBT Assets; and

  (b)
  Sprott Physical Silver Trust shall undertake to assume, discharge, perform and fulfil all of the SBT Liabilities.

        Nothing in this Agreement shall be construed as an attempt to assign any of the SBT Assets which are not assignable in whole or in part without the consent of a third party, unless such consent has been given on terms satisfactory to Sprott Physical Silver Trust (and in this Agreement, the benefits under the non-assigned SBT Assets are referred to as the "Contractual and Other Rights"). Silver

Bullion Trust shall use its reasonable best efforts to obtain such consents and shall take all actions determined necessary by Sprott Physical Silver Trust, in its sole discretion, to preserve the full benefit of the SBT Assets and the Contractual and Other Rights for Sprott Physical Silver Trust and such Contractual and Other Rights shall be held in trust for the benefit of Sprott Physical Silver Trust by Silver Bullion Trust.

Section 2.2    Consideration

        In consideration of the sale and transfer of the SBT Assets as provided in Section 2.1 hereof, at the Closing Time, Sprott Physical Silver Trust shall, in addition to assuming the SBT Liabilities as provided in Section 2.1(b) above, issue to Silver Bullion Trust, subject to adjustment as provided under the Offer, that number of PSLV Units having an aggregate NAV equal to the aggregate NAV of the number of SBT Units outstanding as of the Closing Time to be calculated on the basis of the NAV to NAV Exchange Ratio (the number of PSLV Units issuable being referred to as the "Payment Units"). The parties agree to allocate such consideration among the SBT Assets in such manner as is determined by Sprott Physical Silver Trust.

Section 2.3    Redemption of SBT Units

        As soon as reasonably practicable after the completion of the transactions contemplated by Section 2.1 and Section 2.2, but subject to Section 2.4 and subject to the right of Sprott Asset Management Silver Bid LP to retain or reacquire one SBT Unit in its sole discretion, the SBT Trustees shall cause all of the outstanding SBT Units to be redeemed in exchange for the distribution, on a pro rata basis, to all of the SBT Unitholders of all of the Payment Units. Any such Payment Units received by Sprott Asset Management Silver Bid LP shall be forthwith cancelled.

Section 2.4    Distribution of PSLV Units to SBT Unitholders in Non-Canadian and Non-U.S. Jurisdictions

        Notwithstanding Section 2.3, if Sprott Physical Silver Trust determines, in its sole discretion, that it is desirable or required by Law to do so, Silver Bullion Trust shall, in respect of any Payment Units that would otherwise be distributed upon redemption pursuant to Section 2.3 to any one or more former SBT Unitholder(s) or class(es) thereof in any one or more non-Canadian and non-U.S. jurisdiction(s), distribute such Payment Units to a person designated by Sprott Physical Silver Trust who shall receive the Payment Units as agent for such persons and shall, as agent for such persons, as expeditiously as is commercially reasonable thereafter, sell such Payment Units through the facilities of the TSX or NYSE Arca and pay to such persons on a pro rata basis the net proceeds thereof, after disposition costs and less any applicable withholding taxes and without interest. Sprott Physical Silver Trust and Silver Bullion Trust shall not have any liability to any person in connection with the sale of Payment Units in accordance with this Section 2.4. No trustee, broker or agent designated by Sprott Physical Silver Trust to effect a sale of Payment Units in accordance with this Section 2.4 shall have any liability to Silver Bullion Trust or any affected SBT Unitholder in connection therewith, except in the event of gross negligence or wilful misconduct by such trustee, broker or agent.

Section 2.5    Tax Election

        Within the prescribed time period and in the form prescribed by subsection 132.2(1) of the Tax Act, Sprott Physical Silver Trust and Silver Bullion Trust shall jointly elect to have section 132.2 of the Tax Act apply with respect to the transactions contemplated herein, and Sprott Physical Silver Trust shall determine the elected amounts for the SBT Assets.

 ARTICLE 3

PRE-MERGER COVENANTS OF SILVER BULLION TRUST

Section 3.1    Pre-Merger Covenants of Silver Bullion Trust

        Except as contemplated in this Agreement, during the period commencing on the date hereof and continuing until the Closing Time, Silver Bullion Trust agrees with Sprott Physical Silver Trust and Sprott Asset Management Silver Bid LP that it shall:

  (a)
  co-operate (and to cause its advisors to cooperate) in proceeding with the transactions contemplated in this Agreement (including, without limitation, cooperation with respect to any regulatory filings) and not take any actions inconsistent herewith;

  (b)
  conduct its business and activities in the ordinary course, in substantially the same manner as heretofore conducted, except that it shall not (i) enter into or renew or amend any agreements, (ii) make any capital expenditures, (iii) make any changes to its capitalization (including borrowings, guarantees or amendments to the terms of debt), (iv) declare or make any payments or distributions to SBT Unitholders (except as contemplated hereby), or (v) make any payments to, or enter into or renew or amend any agreements or arrangements with, any of its respective trustees, directors or officers or the Administrator including with respect to the Administration Agreement, or (vi) make any changes to its accounting practices, or (viii) settle any litigation or claims, in each case without Sprott Physical Silver Trust's prior express written approval;

  (c)
  forthwith, upon request, provide full access or cause full access and cooperation to be provided to Sprott Physical Silver Trust, the Manager and their representatives to its records, premises, employees and advisors;

  (d)
  not amend the SBT Declaration of Trust, except with the prior express written approval of Sprott Physical Silver Trust;

  (e)
  not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any SBT Units or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any SBT Units, in each case without Sprott Physical Silver Trust's prior express written approval;

  (f)
  take or fail to take any action within its reasonable control which would result in a condition specified in Section 4.1 not being satisfied;

  (g)
  prepare and execute, and assist Sprott Physical Silver Trust with its preparation and registration of, all documents required in connection with the conveyancing and transfer of the SBT Assets; and

  (h)
  immediately advise Sprott Physical Silver Trust verbally and in writing of any material developments or changes with respect to its business and affairs, and to send Sprott Physical Silver Trust for its comment a copy of any press release, material change report or any other document proposed to be filed with any Securities Regulatory Authority or Governmental Authority as sufficiently in advance of filing or release as is possible.

 ARTICLE 4

CONDITIONS

Section 4.1    Conditions to the Obligations of Sprott Physical Silver Trust

        The obligations of Sprott Physical Silver Trust hereunder are subject to the satisfaction, at or before the Closing Time, of the following conditions for the exclusive benefit of Sprott Physical Silver Trust and Sprott Physical Silver Trust may assert any of the following conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by Sprott Physical Silver Trust). Sprott Physical Silver Trust may waive any of the following conditions in whole or in part at any time and from time to time, without prejudice to any other rights which Sprott Physical Silver Trust may have. The failure by Sprott Physical Silver Trust at any time to exercise any of the following rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time:

  (a)
  each of the covenants of Silver Bullion Trust to be performed at or before the Closing Time shall have been duly performed in all material respects;

  (b)
  each of the conditions referred to in Section 4 of the Offer shall have been satisfied or waived by Sprott Asset Management Silver Bid LP; and

  (c)
  this Agreement shall not have been terminated pursuant to Section 5.3.

        For greater certainty, the parties acknowledge and agree that Sprott Physical Silver Trust's interpretation of the satisfaction or the waiver of the foregoing conditions shall be final and binding.

ARTICLE 5

CLOSING MATTERS, AMENDMENT AND TERMINATION

Section 5.1    Closing Matters

        Each of the parties shall deliver, at the Closing Time, such customary certificates, resolutions and other closing documents, including an assumption agreement by Sprott Physical Silver Trust in respect of the SBT Liabilities and all instruments of conveyancing and transfer as may be required by the other party, acting reasonably.

Section 5.2    Amendment

        This Agreement may, at any time and from time to time prior to the Closing Time, be amended by mutual written agreement of the parties hereto, and without further SBT Unitholder approval unless otherwise required by applicable Law or by the SBT Declaration of Trust, and any such amendment may, without limitation:

  (a)
  change the time for performance of any of the obligations or acts of the parties;

  (b)
  waive any inaccuracies or modify any representation contained herein or in any documents delivered pursuant hereto;

  (c)
  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

  (d)
  waive compliance with or modify any conditions precedent herein contained.

Section 5.3    Termination

(1)
If any condition contained in Section 4.1 is not satisfied at or before the Closing Time to the satisfaction of Sprott Physical Silver Trust, then Sprott Physical Silver Trust may, by written notice to Silver Bullion Trust, at its option, either extend the Closing Date or terminate this Agreement and the obligations of the parties hereunder without prejudice to any other remedies available to Sprott Physical Silver Trust (including damages or equitable remedies).

(2)
If this Agreement is terminated in accordance with subsection (1) of this Section 5.3, no party shall have any further liability to perform its obligations hereunder; provided that neither the termination of this Agreement nor anything contained in this Section 5.3 shall relieve any party from any liability for any breach by it of this Agreement, including from any non-performance by it of its covenants made herein.

ARTICLE 6

GENERAL

Section 6.1    Notices

(1)
All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case addressed to the particular party at:

(a)
If to Silver Bullion Trust, at:

55 Broad Leaf Crescent Ancaster, Ontario Canada L9G 3P2
Attention:	The Trustees of Silver Bullion Trust
Fax:	(905) 648-4196
  (b)
  If to Sprott Physical Silver Trust or Sprott Asset Management Silver Bid LP, at:

c/o Sprott Asset Management LP Royal Bank Plaza, South Tower 200 Bay Street Suite 2700, PO Box 27 Toronto, Ontario Canada M5J 2J1
Attention:	Chief Executive Officer
Fax:	(416) 203-2310

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or facsimile thereof.

Section 6.2    Interpretation Not Affected by Headings, etc.

        The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

Section 6.3    Number, etc.

        Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

Section 6.4    Date for Any Action

        In the event that any date on which any action is required to be taken hereunder by any of the parties hereto or of any other event or occurrence contemplated hereby is not a business day, such action, event or occurrence shall be required to be taken or occur on the next succeeding business day.

Section 6.5    Entire Agreement

        This Agreement constitutes the entire agreement among the parties pertaining hereto and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties hereto. Except as expressly represented and warranted herein, no party shall be considered to have given any express or implied representations or warranties, including without limitation as a result of oral or written statements.

Section 6.6    Accounting Matters

        Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS, consistently applied.

Section 6.7    Assignment

        No party hereto may assign its rights under this Agreement without the consent of the other parties, such consent not to be unreasonably withheld.

Section 6.8    Expenses

        Each party shall pay its own costs and expenses relating to the transactions contemplated in this Agreement; provided that the Manager shall pay the costs and expenses of Sprott Physical Silver Trust relating to the transactions contemplated in this Agreement.

Section 6.9    Binding Effect

        This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.10    Further Assurances

        Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Section 6.11    Governing Laws

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

Section 6.12    Time of Essence

        Time shall be of the essence in this Agreement.

Section 6.13    Severability

        In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, in whole or in part, such determination shall not affect or impair the enforceability of any other provision and each provision is hereby declared to be separate, severable and distinct.

Section 6.14    Injunctive Relief

        The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party or parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

Section 6.15    Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 6.16    No Personal Liability of Sprott Trustees or SBT Trustees

        The Sprott Trustees and the SBT Trustees, in incurring any debts, liabilities or obligations, or in taking or omitting any other actions for or in connection with the affairs of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, in connection and in accordance with this Agreement, are, and shall be conclusively deemed to be, acting for and on behalf of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, and not in their own personal capacities. None of the Sprott Trustees or the SBT Trustees shall be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgements, costs, charges or expenses (including legal expenses) against or with respect to Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, or with respect to the affairs of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable. No property or assets of the Sprott Trustees or the SBT Trustees, respectively, owned in their personal capacity or otherwise, shall be subject to any levy, execution or other enforcement procedure with regard to any obligations under this Agreement. No recourse may be had or taken, directly or indirectly, against the Sprott Trustees or the SBT Trustees in their personal capacities in respect of matters taken or done in accordance with this Agreement. Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, shall be solely liable therefor and resort shall be had solely to the property and assets of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, for payment or performance thereof; and no unitholder of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, as such shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the obligations or the affairs of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, or the acts or omissions of the Sprott Trustees or the SBT Trustees, as applicable, and all such persons shall look solely to the property and assets of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, for satisfaction of claims of any nature arising out of or in connection therewith and the property and assets of Sprott Physical Silver Trust or Silver Bullion Trust, as applicable, only shall be subject to levy or execution.

[Signature page follows]

        IN WITNESS WHEREOF the parties hereto have executed this Merger Agreement as of the date first written above.

SPROTT PHYSICAL SILVER TRUST, by its manager, SPROTT ASSET MANAGEMENT LP, by its general partner, SPROTT ASSET MANAGEMENT GP INC.

By:	Authorized Signing Officer

By:	Authorized Signing Officer

SILVER BULLION TRUST, by its attorney, SPROTT ASSET MANAGEMENT SILVER BID LP, by its general partner, SPROTT ASSET MANAGEMENT SILVER BID GP INC. (as authorized by a special resolution in writing of the SBT Unitholders, dated •, 2015)

By:	Authorized Signing Officer

By:	Authorized Signing Officer

SPROTT ASSET MANAGEMENT SILVER BID LP, by its general partner, SPROTT ASSET MANAGEMENT SILVER BID GP INC.

By:	Authorized Signing Officer

By:	Authorized Signing Officer

QuickLinks

  Exhibit 1.10
MERGER AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 THE MERGER
ARTICLE 3 PRE-MERGER COVENANTS OF SILVER BULLION TRUST
ARTICLE 4 CONDITIONS
ARTICLE 5 CLOSING MATTERS, AMENDMENT AND TERMINATION
ARTICLE 6 GENERAL